NEWS RELEASE

#20N – July 16, 2003	Contact:	Allan V. Cecil
Vice President
+843-383-7524
allan.cecil@sonoco.com

SONOCO REPORTS SECOND QUARTER AND SIX MONTHS RESULTS

Hartsville, SC — Sonoco (NYSE:SON) the global packaging company, today reported earnings per diluted share for the second quarter 2003 of $.24, versus $.39 for the same period in 2002, it was announced today by Harris E. DeLoach, Jr., president and chief executive officer. Earnings for the second quarter included restructuring charges of $.08 per share in 2003, compared with $.01 in the second quarter of 2002. These results are in line with the Company’s previous guidance of $.32 to $.36.

Sales for the second quarter of 2003 were $709.3 million, versus $712.4 million for the same period in 2002. Net income for the second quarter of 2003 was $22.8 million, versus $37.7 million in the second quarter of 2002. Net income for the second quarter of 2003 included restructuring charges, primarily related to the Company’s recently initiated plant closings in Europe, of approximately $7.8 million (before and after tax), compared with restructuring charges of $1.7 million ($1.1 million after tax) in 2002.

Cash generated from operations for the second quarter was $43.8 million, compared with $76.3 million for the same period in 2002. Second quarter 2003 cash generated from operations, which included the impact of funding benefit plans of $2.0 million, was used to partially fund capital expenditures of $27.4 million and to pay dividends of $20.3 million.

For the first six months of 2003, sales were $1.39 billion, versus $1.37 billion in the same period last year. Net income for the first half of 2003 was $51.8 million, versus $71.3 million for the first six months of 2002. Net income for the first six months included charges related to restructuring actions of $9.2 million ($8.8 million after tax) and $3.2 million ($2.0 million after tax) in 2003 and 2002, respectively.

Also, for the first six months of 2003, cash generated from operations was $84.5 million, compared with $115.3 million for the same period in 2002. Cash generated from operations in the first half of 2003, which included the impact of funding benefit plans of $2.9 million, was used to partially fund capital expenditures of $52.8 million and to pay dividends of $40.5 million.

-more-

North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

Sonoco Reports 2nd Qtr and Six Months Results – page 2

“Sales for the second quarter were basically flat, compared with the same period last year, primarily reflecting lower volumes in most of the Company’s businesses, offset by higher average selling prices and the favorable impact of foreign currency exchange rates,” said DeLoach.

“Company-wide volumes were down approximately 5 percent, compared with the second quarter of 2002,” said DeLoach. “Volume declines included decreased demand in the industrial segment, driven principally by weaker demand in served markets. In the consumer segment, volumes also declined in the Company’s high density film and flexible packaging operations, and in the composite can operations which suffered downtime due to tornado damage in May at the Company’s Jackson, Tenn., facilities,” DeLoach added.

“Earnings results for the second quarter were adversely impacted by the lower volumes and a negative price/cost relationship, due primarily to higher resin costs. The Company also incurred higher energy costs,” he stated.

As expected, higher pension and postretirement costs also negatively impacted the second quarter by approximately $.04 per share, compared with the same period in 2002, resulting primarily from lower earnings on assets in Sonoco’s pension and postretirement benefit plans. The Company previously stated that it expects 2003 annual earnings to be reduced by an incremental increase of approximately $.19 per diluted share, compared with 2002.

“We do not yet see evidence of significant general economic improvement that would drive meaningful near-term growth for the industrial segment; in fact, we have seen further deterioration. Therefore, we expect our third and fourth quarter earnings per diluted share to each be in the range of $.31 to $.35, not including the impact of restructuring charges,” said DeLoach. Earnings will be reduced by any restructuring charges, which cannot be estimated at this time.

“To help counter the adverse impact on margins from continued general economic weakness and, most importantly, to enhance Sonoco’s sustainable earnings growth capability, the Company will substantially further reduce its cost structure. Since early 2001, the Company has reduced its overall cost structure by approximately $60 million, including the closing of 18 plants. We are developing plans targeted to eliminate an additional $60 million or more in annualized costs, including the closing of a similar number of additional plants. Excluding the restructuring charges, these actions are expected to have a modest positive impact in the fourth quarter and an accelerating impact in the first half of 2004,” he stated.

DeLoach also said that the Company expects several new consumer products to be introduced into the market during the last half of 2003. He noted that the initial commercial applications for the Sono Wrap™ pack, the first hermetic single-wrap composite package in North America, are expected to be introduced in the snack food, powdered beverage and pet food markets. The Company’s new flexible retortable, stand-up pouch for pet food should also be introduced, as well as a new multi-layer, high barrier and aseptic plastic bottle for a soy-based nutraceutical drink. Sonoco expects to also produce a glossy, color label for the bottle.

“In addition to further reductions in the Company’s cost structure, continued productivity improvements and new product development, the Company is actively seeking appropriate consolidation opportunities, armed with strong cash flow and an “A range” balance sheet. Despite the impact of general economic uncertainties, we remain confident of our ability to produce earnings improvement within an enhanced general economic environment,” said DeLoach.

-more-

Sonoco Reports 2nd Qtr and Six Months Results – page 3

Segment Review
Consumer Packaging

The consumer packaging segment includes the following products and services: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; metal and plastic ends and closures; high density film products; specialty packaging; and packaging services.

Second quarter 2003 sales for the consumer segment were $343.3 million, versus $349.6 million in the same period of 2002. Operating profit was $25.1 million in the second quarter of 2003, versus $28.7 million in the same period of 2002.

“In the consumer segment, sales were down year-over-year in the second quarter, primarily reflecting lower volumes in rigid paper and plastic packaging, high density film and flexible packaging, partially offset by higher average selling prices and the favorable impact of foreign exchange rates,” stated DeLoach.

Volumes in the consumer segment were down approximately 5 percent, compared with the second quarter of 2002. Operating profits for the second quarter in the consumer sector declined from the same period in 2002 primarily because of lower volume, increased pension expense and higher raw material costs in composite cans and high density film operations, partially offset by higher average selling prices and strong productivity improvement. Profits were also impacted by the disruption in May of composite can operations in Jackson, Tenn., resulting from tornado damage,” said DeLoach.

Industrial Packaging

The industrial packaging segment includes the following products: high-performance paper, plastic and composite engineered carriers; paperboard; wooden, metal and composite reels for wire and cable packaging; fiber-based construction tubes and forms; custom designed protective packaging; and supply chain management capabilities.

Second quarter 2003 sales for the industrial segment were $366.0 million, versus $362.8 million in the same period of 2002. Second quarter operating profit was $32.7 million, versus $41.8 million in the same period of 2002.

“Second quarter sales in the industrial segment increased slightly, compared with the same period last year, primarily due to higher sales prices and favorable foreign exchange, partially offset by lower volume.

Volumes in the industrial segment were down approximately 6 percent, compared with last year’s second quarter. Operating profits for the segment declined, reflecting the unfavorable impact of decreased volume. Increased OCC (old corrugated containers) prices negatively impacted Sonoco’s engineered carriers and paper operations, but were virtually offset by higher average selling prices. Higher energy and pension costs were partially offset by lower fixed manufacturing costs,” said DeLoach.

Corporate

Depreciation and amortization expense for the second quarter of 2003 was $39.9 million, versus $40.6 million in 2002. Net interest expense increased $0.6 million in the second quarter of 2003, compared with the same period in 2002.

The effective tax rate for the six months ending June 29, 2003, was 38.7 percent, compared with 36.0 percent for the same period last year. Excluding the impact of certain non-deductible foreign restructuring charges in 2003, the effective tax rate would have been 35.2 percent.

-more-

Sonoco Reports 2nd Qtr and Six Months Results – page 4

Conference Call

Sonoco will host its regular quarterly conference call concerning current earnings results on Wednesday, July 16 at 2:00 p.m. EDT. The conference call can be accessed in a “listen only” mode via the Internet at http://www.firstcallevents.com/service/ajwz383526094gf12.html. A replay will be available through Sonoco’s Web site (www.sonoco.com) for 90 days after the conference.

Sonoco, founded in 1899, is a $2.8 billion manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 32 countries serving customers in some 85 nations. For more information on the Company, visit our Web site at www.sonoco.com.

Forward-looking Statements and Other Information

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate,” “objective,” “goal,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities and financial strategies and the results expected from them, and producing improvements in earnings. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation: availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; fluctuations in obligations and earnings of pension and postretirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based engineered carrier and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully integrate newly acquired businesses into the Company’s operations; currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; and loss of consumer confidence and economic disruptions resulting from terrorist activities.

     Information about the Company’s use of non-GAAP financial measures, why management believes presentation of non-GAAP financial measures provides useful information to investors about the Company’s financial condition and results of operations, and the purposes for which management uses non-GAAP financial measures is included in the Company’s 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, www.sonoco.com.

-more-

Sonoco Reports 2nd Qtr and Six Months Results – page 5

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 29,	June 30,	June 29,	June 30,
	2003	2002	2003	2002

Sales	$709,341	$712,354	$1,390,785	$1,366,590
Cost of sales	580,143	567,064	1,131,621	1,086,091
Selling, general and administrative expenses	71,449	74,842	145,053	145,455
Restructuring charges	7,828	1,715	9,165	3,154

Income before interest and taxes	49,921	68,733	104,946	131,890
Interest expense	(13,979)	(13,154)	(26,709)	(26,661)
Interest income	509	258	956	685

Income before income taxes	36,451	55,837	79,193	105,914
Provision for income taxes	15,299	20,090	30,686	38,097

Income before equity in earnings of affiliates/Minority interest in subsidiaries	21,152	35,747	48,507	67,817
Equity in earnings of affiliates/Minority interest in subsidiaries	1,681	1,980	3,324	3,392
Affiliate restructuring	—	—	—	65

Net income	$22,833	$37,727	$51,831	$71,274

Average shares outstanding — diluted	96,956	97,775	96,957	97,298

Diluted earnings per share	$.24	$.39	$.53	$.73

Dividends per common share	$.21	$.21	$.42	$.41

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	June 29,	December 31,
	2003	2002

Assets
Current Assets:
Cash and cash equivalents	$43,981	$31,405
Trade accounts receivables	359,633	314,429
Other receivables	44,989	32,724
Inventories	283,541	244,554
Prepaid expenses and deferred taxes	54,726	40,155

	786,870	663,267
Property, plant and equipment, net	972,866	975,368
Goodwill	376,807	359,418
Other assets	432,730	438,386

	$2,569,273	$2,436,439

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$439,229	$418,457
Notes payable and current portion of long-term debt	150,332	134,500
Taxes on income	17,744	5,639

	607,305	558,596
Long-term debt	696,830	699,346
Pension and other postretirement benefits	133,838	121,176
Deferred income taxes and other	198,299	189,896
Shareholders’ equity	933,001	867,425

	$2,569,273	$2,436,439

Prior years’ data has been reclassified to conform to the current year presentation.

-more-

Sonoco Reports 2nd Qtr and Six Months Results – page 6

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 29,	June 30,	June 29,	June 30,
	2003	2002	2003	2002

Net Sales
Industrial Packaging	$365,982	$362,802	$708,199	$688,499
Consumer Packaging	343,359	349,552	682,586	678,091

Consolidated	$709,341	$712,354	$1,390,785	$1,366,590

Operating Profit
Industrial Packaging	$32,673	$41,775	$63,378	$78,768
Consumer Packaging	25,076	28,673	50,733	56,276
Restructuring charges	(7,828)	(1,715)	(9,165)	(3,154)
Interest, net	(13,470)	(12,896)	(25,753)	(25,976)

Consolidated	$36,451	$55,837	$79,193	$105,914